AMENDMENT NO. 3
TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of the 29th day of June, 2009, by and between TD Asset Management USA Funds Inc. (“Customer”) and SEI Investments Distribution Co., a Pennsylvania corporation (“SIDCO”).

WHEREAS, Customer and SIDCO entered into a Distribution Agreement, dated as of the 27th day of July, 2007, as amended by Amendment No. 1, dated as of the 17th day of June 2008, and as amended by Amendment No.2, dated as of February 27, 2009 (the “Agreement”).

WHEREAS, pursuant to the Agreement, among other things, SIDCO has agreed to sell shares of common stock as agent and on behalf of Customer;

WHEREAS, Customer and SIDCO desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule C (Portfolios and Classes). Schedule C (Portfolios and Classes) is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.
Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto.  This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By: /s/ Mark Bell
Name: Mark Bell
Title: President

SEI INVESTMENTS DISTRIBUTION CO.

By: /s/ Maxine Chou
Name: Maxine Chou
Title: CFO & COO

ATTACHMENT 1

SCHEDULE C
PORTFOLIOS AND CLASSES

TDAM Money Market Portfolio – Investor Class
TDAM Money Market Portfolio – Premium Class
TDAM Money Market Portfolio – Class A
TDAM Money Market Portfolio – Select Class
TDAM U.S. Government Portfolio – Investor Class
TDAM U.S. Government Portfolio – Class A
TDAM Municipal Portfolio – Investor Class
TDAM Municipal Portfolio – Class A
TDAM California Municipal Money Market Portfolio – Investor Class
TDAM California Municipal Money Market Portfolio – Class A
TDAM New York Municipal Money Market Portfolio – Investor Class
TDAM New York Municipal Money Market Portfolio – Class A
TDAM Institutional Money Market Portfolio – Institutional Class
TDAM Institutional Money Market Portfolio – Institutional Service Class
TDAM Institutional Money Market Portfolio – Commercial Class
TDAM Institutional U.S. Government Fund – Institutional Class
TDAM Institutional U.S. Government Fund – Institutional Service Class
TDAM Institutional U.S. Government Fund – Commercial Class
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Treasury Obligations Money Market Fund-Class A
TDAM Institutional Treasury Obligations Money Market Fund – Institutional Service Class
TDAM Institutional Treasury Obligations Money Market Fund – Institutional Class
TDAM Institutional Treasury Obligations Money Market Fund – Commercial Class
TDAM Global Sustainability Fund – Institutional Class
TDAM Institutional Municipal Money Market Fund – Institutional Class
TDAM Institutional Municipal Money Market Fund – Institutional Service Class
TDAM Institutional Municipal Money Market Fund – Commercial Class